Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference into the Registration Statement (Form S-8) dated May 23, 2024, pertaining to the CommScope Holding Company, Inc. Amended and Restated 2019 Long-Term Incentive Plan of our reports dated February 28, 2024, with respect to the consolidated financial statements of CommScope Holding Company, Inc. and the effectiveness of internal control over financial reporting of CommScope Holding Company, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina

May 23, 2024